EXHIBIT 99.1

Harsco Corporation Reports First Quarter 2013 Results

Operating Income and EPS Both Grow Despite Lower Revenues

CAMP HILL, Pa., May 9, 2013 (GLOBE NEWSWIRE) -- Diversified global industrial company Harsco Corporation (NYSE:HSC) today reported first quarter 2013 diluted earnings per share from continuing operations of $0.09, compared with a U.S. GAAP ("GAAP") loss of $0.36 in the first quarter of 2012. Excluding special items in the first quarter of 2012, adjusted diluted earnings per share from continuing operations were $0.07. There were no special items in the first quarter of 2013. (See Table 1 for a description of the special items and a reconciliation of GAAP and adjusted results).

CEO Comment

"We delivered better-than-expected financial results despite challenging industry dynamics in our two largest businesses," said Harsco President and CEO Patrick Decker. "While we face headwinds in certain markets, we also have many opportunities to grow in key emerging markets and to serve our customers with our innovative products and services. We will remain steadfast in our commitment to Continuous Improvement, disciplined capital allocation and enhanced cash returns."

Consolidated First Quarter Operating Results

Total revenues were $715 million, compared with $752 million in the prior-year quarter. The majority of this decline was due to the Company's decision to exit underperforming contracts in Metals & Minerals and to cease underperforming operations in certain countries in Infrastructure in 2012. Foreign currency translation negatively impacted revenues by $12 million.

Operating income from continuing operations was $26 million, compared with a GAAP operating loss from continuing operations of $13 million in the prior-year quarter. Excluding special items, adjusted operating income from continuing operations was $25 million in last year's first quarter. Despite an unfavorable mix of equipment deliveries in Rail and challenging market conditions in Metals & Minerals and Infrastructure, the Company increased operating income margin 30 basis points to 3.6 percent in this year's first quarter, primarily due to its prior restructuring and cost-reduction actions in its two largest businesses and operating income growth in the Industrial segment.

Table 1 Special Items	First Quarter
	2013	2012
GAAP diluted EPS from continuing operations	$0.09	($0.36)
Restructuring charges (a)	--	0.41
Former CEO separation expense (b)	--	0.04
Gains on pension curtailment (c)	--	(0.02)
Adjusted diluted EPS from continuing operations	$0.09	$0.07

(a) Charges resulting from the Company's previously announced restructuring plans in Infrastructure (1Q 2012 $35.6 million pre-tax).
(b) Separation expense for former CEO (1Q 2012 $4.1 million pre-tax).
(c) Pension curtailment gains in Metals & Minerals (1Q 2012 $1.7 million pre-tax).

First Quarter Business Review

Harsco Metals & Minerals

Revenues were $337 million, compared with $360 million in the prior-year quarter. This decline was due principally to exiting certain underperforming contracts and lower steel production volumes, which were partially offset by new contracts. Foreign currency translation negatively impacted revenues by $9 million.

Operating income was $20 million, consistent with adjusted operating income of $20 million in the prior-year quarter. Operating margin increased 20 basis points to 5.9 percent in this year's quarter. This performance primarily reflects the Company's prior cost reduction actions, which were offset by lower steel production volumes.

Harsco Infrastructure

Revenues were $216 million, compared with $238 million in the prior-year quarter. This decline was due principally to exiting certain countries and lower industrial maintenance activity in Europe, which were partially offset by improved equipment rental activity in certain geographies. Foreign currency translation negatively impacted revenues by $2 million.

Infrastructure's operating loss was $12 million, compared with an adjusted operating loss of $18 million in the prior-year quarter. This year-over-year improvement reflects better equipment rental activity, benefits from prior cost reduction actions and the favorable operating income impact from exiting certain countries.

Harsco Rail

Revenues increased 5 percent to $72 million from $68 million in the first quarter of 2012. Operating income was $3 million, compared with $9 million in the first quarter of 2012. Operating margin was 4.7 percent, compared with 13.7 percent in the prior-year quarter.

Rail's unusually low first quarter margin was primarily due to the mix of equipment deliveries. As Rail nears completion of its large, multi-year contract with the China Ministry of Railways, its production content in the quarter shifted to lower-margin components, consistent with the contract's structure.

Harsco Industrial

Revenues increased 5 percent to $90 million from $86 million in the prior-year quarter. Operating income rose 15 percent to $16 million from $14 million. Operating margin increased 160 basis points to 17.8 percent.

Industrial's performance primarily reflects a favorable overall product mix, as well as improved demand for industrial boilers and air-cooled heat exchangers.

Cash Flow

Free cash flow was a use of $38 million, compared with a use of $30 million in the prior-year period. This cash flow performance reflects higher net cash from operations; essentially unchanged capital expenditures; but lower non-core asset disposals compared with last year's quarter. The Company's cash flow has been strongest historically in the second half of the year.

Second Quarter Outlook

Metals & Minerals' revenues and operating income in the second quarter are expected to be moderately lower than the prior-year quarter. This is due to expected year-over-year steel production declines at certain customers and the carry-over impact of exited contracts. These factors are expected to be partially offset by growth from higher-return contracts.

Infrastructure's second quarter revenues and operating results are expected to be generally in line with the prior-year quarter. This reflects continued softness in commercial construction, particularly in Western Europe, partially offset by early-stage improvement in North America.

Rail's second quarter revenues, operating income and operating margin are expected to grow from the prior-year quarter. This is principally due to equipment delivery timing and a favorable contracting services mix compared with the second quarter of 2012.

Industrial's second quarter revenues and operating income are anticipated to be slightly below the prior-year quarter's strong results. This business continues to see solid demand for its products, particularly air-cooled heat exchangers.

The Company expects its effective income tax rate to approximate 32 percent in the second quarter of 2013. This modest increase from historical levels is due to losses from operations in certain jurisdictions where tax benefits will not be able to be recognized, as well as the geographic mix of income. Going forward, there may be some variability in the reported GAAP tax rate from quarter to quarter depending on the actual geographic mix of earnings.

Based on the aforementioned factors, the Company expects diluted earnings per share from continuing operations in the second quarter to range from $0.30 to $0.35. The Company reported diluted earnings per share from continuing operations of $0.43, excluding special items, in the second quarter of 2012.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The Company will refer to a slide presentation that accompanies its formal remarks. The slide presentation will be available on the Company's website.

The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 40780375. Listeners are advised to dial in at least five minutes prior to the call.

Replays of the webcast will be available via the Investor Relations section of the Harsco website. Audio replays are available until May 13 by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 40780375

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about the Company's outlook for the second quarter of 2013, management's confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, revenues, cash flows, earnings and Economic Value Added ("EVA®"). Forward-looking statements can be identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," "likely," "estimate," "plan" or other comparable terms.

Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of stock and bond markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, tax and import tariff standards; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (7) the seasonal nature of the Company's business; (8) the Company's ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated, or at all; (9) the integration of the Company's strategic acquisitions; (10) the amount and timing of repurchases of the Company's common stock, if any; (11) the prolonged recovery in global financial and credit markets and economic conditions generally, which could result in the Company's customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for the Company's products and services and, accordingly, the Company's revenues, margins and profitability; (12) the outcome of any disputes with customers; (13) the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; (14) the Company's ability to successfully implement and receive the expected benefits of cost-reduction and restructuring initiatives, including the achievement of expected cost savings in the expected time frame; (15) risk and uncertainty associated with intangible assets; and (16) other risk factors listed from time to time in the Company's SEC reports. A further discussion of these, along with other potential risk factors, can be found in the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2012. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

About Harsco

Harsco Corporation serves key industries that play a fundamental role in worldwide economic development, including steel and metals production, construction, railways and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

HARSCO CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	March 31
(In thousands, except per share amounts)	2013	2012
Revenues from continuing operations:
Service revenues	$ 551,155	$ 598,700
Product revenues	164,240	153,635
Total revenues	715,395	752,335

Costs and expenses from continuing operations:
Cost of services sold	443,396	483,425
Cost of products sold	120,862	110,242
Selling, general and administrative expenses	124,698	129,203
Research and development expenses	2,196	2,060
Other (income) expense	(1,542)	40,092
Total costs and expenses	689,610	765,022

Operating income (loss) from continuing operations	25,785	(12,687)

Interest income	406	674
Interest expense	(11,743)	(12,824)

Income (loss) from continuing operations before income taxes and equity income	14,448	(24,837)

Income tax expense	(4,965)	(4,498)
Equity in income (loss) of unconsolidated entities, net	(14)	169

Income (loss) from continuing operations	9,469	(29,166)
Discontinued operations:
Loss on disposal of discontinued business	(642)	(650)
Income tax benefit related to discontinued business	245	244
Loss from discontinued operations	(397)	(406)
Net income (loss)	9,072	(29,572)
Less: Net (income) loss attributable to noncontrolling interests	(1,827)	203
Net income (loss) attributable to Harsco Corporation	$ 7,245	$ (29,369)

Amounts attributable to Harsco Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$ 7,642	$ (28,963)
Loss from discontinued operations, net of tax	(397)	(406)
Net income (loss) attributable to Harsco Corporation common stockholders	$ 7,245	$ (29,369)

Weighted average shares of common stock outstanding	80,706	80,579
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.09	$ (0.36)
Discontinued operations	(0.00)	(0.01)

Basic earnings (loss) per share attributable to Harsco Corporation common stockholders	$ 0.09	$ (0.36)(a)

Diluted weighted average shares of common stock outstanding	80,930	80,579
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.09	$ (0.36)
Discontinued operations	(0.00)	(0.01)

Diluted earnings (loss) per share attributable to Harsco Corporation common stockholders	$ 0.09	$ (0.36)(a)
(a) Does not total due to rounding.

HARSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	March 31 2013	December 31 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 92,941	$ 95,250
Trade accounts receivable, net	622,156	600,264
Other receivables	39,651	39,836
Inventories	244,517	236,512
Other current assets	96,644	94,581
Total current assets	1,095,909	1,066,443
Property, plant and equipment, net	1,239,668	1,266,225
Goodwill	418,565	429,198
Intangible assets, net	71,425	77,726
Other assets	159,487	136,377
Total assets	$ 2,985,054	$ 2,975,969
LIABILITIES
Current liabilities:
Short-term borrowings	$ 10,674	$ 8,560
Current maturities of long-term debt	5,886	3,278
Accounts payable	231,608	221,479
Accrued compensation	74,058	94,398
Income taxes payable	8,898	10,109
Dividends payable	16,535	16,520
Insurance liabilities	20,859	19,434
Advances on contracts	37,166	47,696
Other current liabilities	212,310	216,101
Total current liabilities	617,994	637,575
Long-term debt	1,010,630	957,428
Deferred income taxes	19,337	18,880
Insurance liabilities	64,593	63,248
Retirement plan liabilities	352,442	385,062
Other liabilities	45,495	52,152
Total liabilities	2,110,491	2,114,345
EQUITY
Harsco Corporation stockholders' equity:
Common stock	140,211	140,080
Additional paid-in capital	155,500	152,645
Accumulated other comprehensive loss	(392,934)	(411,168)
Retained earnings	1,666,184	1,675,490
Treasury stock	(746,038)	(745,205)
Total Harsco Corporation stockholders' equity	822,923	811,842
Noncontrolling interests	51,640	49,782
Total equity	874,563	861,624
Total liabilities and equity	$ 2,985,054	$ 2,975,969

HARSCO CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended March 31
(In thousands)	2013	2012

Cash flows from operating activities:
Net income (loss)	$ 9,072	$ (29,572)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	61,282	65,454
Amortization	4,444	6,488
Deferred income tax benefit	(1,407)	(7,367)
Equity in (income) loss of unconsolidated entities, net	14	(169)
Harsco 2011/2012 Restructuring Program non-cash adjustment	--	12,246
Other, net	(180)	(9,830)
Changes in assets and liabilities:
Accounts receivable	(30,108)	212
Inventories	(10,757)	(17,269)
Accounts payable	13,252	(9,522)
Accrued interest payable	5,874	5,552
Accrued compensation	(17,725)	(11,760)
Harsco Infrastructure Segment 2010 Restructuring Program accrual	(84)	(1,317)
Harsco 2011/2012 Restructuring Program accrual	(8,054)	(599)
Other assets and liabilities	(22,208)	(3,973)

Net cash provided (used) by operating activities	3,415	(1,426)

Cash flows from investing activities:
Purchases of property, plant and equipment	(53,733)	(52,789)
Proceeds from sales of assets	10,595	22,488
Other investing activities, net	2,903	(2,020)

Net cash used by investing activities	(40,235)	(32,321)

Cash flows from financing activities:
Short-term borrowings, net	4,093	(19,527)
Current maturities and long-term debt:
Additions	63,719	139,066
Reductions	(15,064)	(61,196)
Cash dividends paid on common stock	(16,536)	(16,499)
Dividends paid to noncontrolling interests	(755)	--
Contributions from noncontrolling interests	857	7,935
Purchase of noncontrolling interests	(166)	--
Common stock issued - options	214	542
Other financing activities, net	--	(2,708)

Net cash provided by financing activities	36,362	47,613

Effect of exchange rate changes on cash	(1,851)	1,554

Net increase (decrease) in cash and cash equivalents	(2,309)	15,420

Cash and cash equivalents at beginning of period	95,250	121,184

Cash and cash equivalents at end of period	$ 92,941	$ 136,604

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012

(In thousands)	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)

Harsco Metals & Minerals	$ 337,324	$ 19,757	$ 359,951	$ 22,311

Harsco Infrastructure	216,059	(12,016)	237,972	(53,542)

Harsco Rail	71,566	3,342	68,048	9,331

Harsco Industrial	90,446	16,136	86,364	13,998

General Corporate	--	(1,434)	--	(4,785)

Consolidated Totals	$ 715,395	$ 25,785	$ 752,335	$ (12,687)

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT EXCLUDING SPECIAL ITEMS (a) (Unaudited)
(In thousands)

	Harsco Metals & Minerals	Harsco Infrastructure	Harsco Rail	Harsco Industrial	Corporate	Consolidated Totals
Three Months Ended March 31, 2013
Operating income (loss), as reported	$ 19,757	$ (12,016)	$ 3,342	$ 16,136	$ (1,434)	$ 25,785
Revenues, as reported	$ 337,324	$ 216,059	$ 71,566	$ 90,446	$ --	$ 715,395
Operating margin %, excluding special items (b)	5.9%	-5.6%	4.7%	17.8%		3.6%

Three Months Ended March 31, 2012

Operating income (loss), excluding special items	$ 20,390	$ (17,962)	$ 9,331	$ 13,998	$ (586)	$ 25,171
Revenues, as reported	$ 359,951	$ 237,972	$ 68,048	$ 86,364	$ --	$ 752,335
Operating margin %, excluding special items	5.7%	-7.5%	13.7%	16.2%		3.3%

(a) The Company's management believes operating margin excluding special items, a non-GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.
(b) No special items were excluded in the first quarter of 2013.

HARSCO CORPORATION
RECONCILIATION OF OPERATING INCOME (LOSS) BY SEGMENT EXCLUDING SPECIAL ITEMS (a) (Unaudited)
(In thousands)

	Harsco Metals & Minerals	Harsco Infrastructure	Harsco Rail	Harsco Industrial	Corporate	Consolidated Totals
Three Months Ended March 31, 2013

Operating income (loss), as reported (b)	$ 19,757	$ (12,016)	$ 3,342	$ 16,136	$ (1,434)	$ 25,785
Revenues, as reported	$ 337,324	$ 216,059	$ 71,566	$ 90,446	$ --	$ 715,395

Three Months Ended March 31, 2012

Operating income (loss), as reported	$ 22,311	$ (53,542)	$ 9,331	$ 13,998	$ (4,785)	$ (12,687)

- 2011/2012 Restructuring Program charge	(205)	35,580	--	--	74	35,449
- Former CEO separation expense	--	--	--	--	4,125	4,125
- Gains on pension curtailment	(1,716)	--	--	--	--	(1,716)
Operating income (loss), excluding special items	$ 20,390	$ (17,962)	$ 9,331	$ 13,998	$ (586)	$ 25,171
Revenues, as reported	$ 359,951	$ 237,972	$ 68,048	$ 86,364	$ --	$ 752,335

(a) The Company's management believes operating income excluding special items, a non-GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.
(b) No special items were excluded in the first quarter of 2013.

HARSCO CORPORATION
FREE CASH FLOW (a) (Unaudited)

	Three Months Ended March 31
(In thousands)	2013	2012
Net cash provided (used) by operating activities	$ 3,415	$ (1,426)
Less maintenance capital expenditures (b)	(27,259)	(35,832)
Less growth capital expenditures (c)	(26,474)	(16,957)
Plus capital expenditures for strategic ventures (d)	2,118	1,283
Plus total proceeds from sales of assets (e)	10,595	22,488
Free Cash Flow	$ (37,605)	$ (30,444)
(a) The Company's management believes that free cash flow, a non-GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.
(b) Maintenance capital expenditures are necessary to sustain the Company's current revenue streams and include contract renewals.
(c) Growth capital expenditures, for which management has discretion as to amount, timing and geographic placement, expand the Company's revenue base and create additional future cash flow.
(d) Capital expenditures for strategic ventures represent the partner's share of capital expenditures in certain ventures consolidated in the Company's financial statements.
(e) Asset sales are a normal part of the business model, primarily for the Harsco Infrastructure and Harsco Metals & Minerals Segments
CONTACT: Investor Contact
         Jim Jacobson
         717.612.5628
         jjacobson@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com